UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                              Redback Networks Inc.
                                (Name of Issuer)

                    Common Stock, par value $0.0001 per share
                         (Title of Class of Securities)

                                    757209507

                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 28 Pages

CUSIP No. 31567R100                   13G/A                 Page 2 of 28 Pages

--------------------------------------------------------------------------------
   (1)      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Latitude Master Fund, Ltd.
--------------------------------------------------------------------------------
   (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
   (3)      SEC USE ONLY
--------------------------------------------------------------------------------
   (4)      CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (5)     SOLE VOTING POWER
                       0
SHARES
--------------------------------------------------------------------------------
BENEFICIALLY   (6)     SHARED VOTING POWER
                       0
OWNED BY       -----------------------------------------------------------------

EACH           (7)     SOLE DISPOSITIVE POWER
                       0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)     SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
--------------------------------------------------------------------------------
   (10)     CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                          [ ]
--------------------------------------------------------------------------------
   (11)     PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
--------------------------------------------------------------------------------
   (12)     TYPE OF REPORTING PERSON **
            CO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31567R100                   13G/A                 Page 3 of 28 Pages

--------------------------------------------------------------------------------
   (1)      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Ambrose Master Fund Ltd.
--------------------------------------------------------------------------------
   (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
   (3)      SEC USE ONLY
--------------------------------------------------------------------------------
   (4)      CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (5)     SOLE VOTING POWER
                       39,000
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)     SHARED VOTING POWER
                       0
OWNED BY       -----------------------------------------------------------------

EACH           (7)     SOLE DISPOSITIVE POWER
                       39,000
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)     SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            39,000
--------------------------------------------------------------------------------
   (10)     CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
--------------------------------------------------------------------------------
   (11)     PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            Approximately 0.05%
--------------------------------------------------------------------------------
   (12)     TYPE OF REPORTING PERSON **
            CO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31567R100                   13G/A                 Page 4 of 28 Pages

--------------------------------------------------------------------------------
   (1)      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Securities, LLC   58-2253019
--------------------------------------------------------------------------------
   (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
   (3)      SEC USE ONLY
--------------------------------------------------------------------------------
   (4)      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)     SOLE VOTING POWER
                       60,000
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)     SHARED VOTING POWER
                       0
OWNED BY       -----------------------------------------------------------------

EACH           (7)     SOLE DISPOSITIVE POWER
                       60,000
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)     SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            60,000
--------------------------------------------------------------------------------
   (10)     CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                          [ ]
--------------------------------------------------------------------------------
   (11)     PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            Approximately 0.09%
--------------------------------------------------------------------------------
   (12)     TYPE OF REPORTING PERSON **
            BD
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31567R100                   13G/A                 Page 5 of 28 Pages

--------------------------------------------------------------------------------
   (1)      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Halifax Fund, Ltd.
--------------------------------------------------------------------------------
   (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
   (3)      SEC USE ONLY
--------------------------------------------------------------------------------
   (4)      CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (5)     SOLE VOTING POWER
                       27,000
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)     SHARED VOTING POWER
                       0
OWNED BY       -----------------------------------------------------------------

EACH           (7)     SOLE DISPOSITIVE POWER
                       27,000
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)     SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            27,000
--------------------------------------------------------------------------------
   (10)     CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
--------------------------------------------------------------------------------
   (11)     PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.04%
--------------------------------------------------------------------------------
   (12)     TYPE OF REPORTING PERSON **
            CO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31567R100                   13G/A                 Page 6 of 28 Pages

--------------------------------------------------------------------------------
   (1)      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius, LP
--------------------------------------------------------------------------------
   (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
   (3)      SEC USE ONLY
--------------------------------------------------------------------------------
   (4)      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)     SOLE VOTING POWER
                       0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)     SHARED VOTING POWER
                       0
OWNED BY       -----------------------------------------------------------------

EACH           (7)     SOLE DISPOSITIVE POWER
                       0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)     SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
--------------------------------------------------------------------------------
   (10)     CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                          [ ]
--------------------------------------------------------------------------------
   (11)     PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
--------------------------------------------------------------------------------
   (12)     TYPE OF REPORTING PERSON **
            PN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31567R100                   13G/A                 Page 7 of 28 Pages

--------------------------------------------------------------------------------
   (1)      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Baldwin, LP
--------------------------------------------------------------------------------
   (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
   (3)      SEC USE ONLY
--------------------------------------------------------------------------------
   (4)      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)     SOLE VOTING POWER
                       0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)     SHARED VOTING POWER
                       0
OWNED BY       -----------------------------------------------------------------

EACH           (7)     SOLE DISPOSITIVE POWER
                       0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)     SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
--------------------------------------------------------------------------------
   (10)     CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                          [ ]
--------------------------------------------------------------------------------
   (11)     PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
--------------------------------------------------------------------------------
   (12)     TYPE OF REPORTING PERSON **
            PN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31567R100                   13G/A                 Page 8 of 28 Pages

--------------------------------------------------------------------------------
   (1)      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Carpathia Master Fund, Ltd.
--------------------------------------------------------------------------------
   (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
   (3)      SEC USE ONLY
--------------------------------------------------------------------------------
   (4)      CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (5)     SOLE VOTING POWER
                       0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)     SHARED VOTING POWER
                       0
OWNED BY       -----------------------------------------------------------------

EACH           (7)     SOLE DISPOSITIVE POWER
                       0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)     SHARED DISPOSITIVE POWER
                        0
--------------------------------------------------------------------------------
   (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
--------------------------------------------------------------------------------
   (10)     CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                          [ ]
--------------------------------------------------------------------------------
   (11)     PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
--------------------------------------------------------------------------------
   (12)     TYPE OF REPORTING PERSON **
            CO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31567R100                   13G/A                 Page 9 of 28 Pages

--------------------------------------------------------------------------------
   (1)      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            SPhinX Distressed (RCG Carpathia), Segregated Portfolio
--------------------------------------------------------------------------------
   (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
   (3)      SEC USE ONLY
--------------------------------------------------------------------------------
   (4)      CITIZENSHIP OR PLACE OF ORGANIZATION

            SPhinX Distressed (RCG Carpathia), Segregated Portfolio is not a legal entity, but is a segregated account of SPhinX Distressed Fund SPC, a Cayman Islands company.
--------------------------------------------------------------------------------
NUMBER OF      (5)      SOLE VOTING POWER
                        0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)     SHARED VOTING POWER
                       0
OWNED BY       -----------------------------------------------------------------

EACH           (7)     SOLE DISPOSITIVE POWER
                       0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)     SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
--------------------------------------------------------------------------------
   (10)     CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                          [ ]
--------------------------------------------------------------------------------
   (11)     PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
--------------------------------------------------------------------------------
   (12)     TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31567R100                   13G/A                 Page 10 of 28 Pages

--------------------------------------------------------------------------------
   (1)      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Crimson, LP
--------------------------------------------------------------------------------
   (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
   (3)      SEC USE ONLY
--------------------------------------------------------------------------------
   (4)      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)     SOLE VOTING POWER
                       0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)     SHARED VOTING POWER
                       0
OWNED BY       -----------------------------------------------------------------

EACH           (7)     SOLE DISPOSITIVE POWER
                       0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)     SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
--------------------------------------------------------------------------------
   (10)     CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                           [ ]
--------------------------------------------------------------------------------
   (11)     PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
--------------------------------------------------------------------------------
   (12)     TYPE OF REPORTING PERSON **
            PN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31567R100                   13G/A                 Page 11 of 28 Pages

--------------------------------------------------------------------------------
   (1)      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Asia Advisors, LLC
--------------------------------------------------------------------------------
   (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
   (3)      SEC USE ONLY
--------------------------------------------------------------------------------
   (4)      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)     SOLE VOTING POWER
                       0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)     SHARED VOTING POWER
                       0
OWNED BY       -----------------------------------------------------------------

EACH           (7)     SOLE DISPOSITIVE POWER
                       0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)     SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
--------------------------------------------------------------------------------
   (10)     CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                        [ ]
--------------------------------------------------------------------------------
   (11)     PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
--------------------------------------------------------------------------------
   (12)     TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31567R100                   13G/A                 Page 12 of 28 Pages

--------------------------------------------------------------------------------
   (1)      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Master Fund, Ltd.
--------------------------------------------------------------------------------
   (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
   (3)      SEC USE ONLY
--------------------------------------------------------------------------------
   (4)      CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------------------------------------------------------------------
NUMBER OF      (5)     SOLE VOTING POWER
                       174,000
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)     SHARED VOTING POWER
                       0
OWNED BY       -----------------------------------------------------------------

EACH           (7)     SOLE DISPOSITIVE POWER
                       174,000
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)     SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            174,000
--------------------------------------------------------------------------------
   (10)     CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                        [ ]
--------------------------------------------------------------------------------
   (11)     PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            Approximately 0.2%
--------------------------------------------------------------------------------
   (12)     TYPE OF REPORTING PERSON **
            CO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31567R100                   13G/A                 Page 13 of 28 Pages

--------------------------------------------------------------------------------
   (1)      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Advisors, LLC     13-3954331
--------------------------------------------------------------------------------
   (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
   (3)      SEC USE ONLY
--------------------------------------------------------------------------------
   (4)      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)     SOLE VOTING POWER
                       174,000
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)     SHARED VOTING POWER
                       0
OWNED BY       -----------------------------------------------------------------

EACH           (7)     SOLE DISPOSITIVE POWER
                       174,000
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)     SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            174,000
--------------------------------------------------------------------------------
   (10)     CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                        [ ]
--------------------------------------------------------------------------------
   (11)     PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            Approximately 0.2%
--------------------------------------------------------------------------------
   (12)     TYPE OF REPORTING PERSON **
            IA, OO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31567R100                   13G/A                 Page 14 of 28 Pages

--------------------------------------------------------------------------------
   (1)      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Capital Group, L.L.C.     13-3937658
--------------------------------------------------------------------------------
   (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
   (3)      SEC USE ONLY
--------------------------------------------------------------------------------
   (4)      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)     SOLE VOTING POWER
                       300,000
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)     SHARED VOTING POWER
                       0
OWNED BY       -----------------------------------------------------------------

EACH           (7)     SOLE DISPOSITIVE POWER
                       300,000
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)     SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            300,000
--------------------------------------------------------------------------------
   (10)     CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
--------------------------------------------------------------------------------
   (11)     PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            Approximately 0.4%
--------------------------------------------------------------------------------
   (12)     TYPE OF REPORTING PERSON **
            IA, OO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31567R100                   13G/A                 Page 15 of 28 Pages

--------------------------------------------------------------------------------
   (1)      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            C4S & Co., L.L.C.    13-3946794
--------------------------------------------------------------------------------
   (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
   (3)      SEC USE ONLY
--------------------------------------------------------------------------------
   (4)      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)     SOLE VOTING POWER
                       300,000
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)     SHARED VOTING POWER
                       0
OWNED BY       -----------------------------------------------------------------

EACH           (7)     SOLE DISPOSITIVE POWER
                       300,000
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)     SHARED DISPOSITIVE POWER
                       0
--------------------------------------------------------------------------------
   (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            300,000
--------------------------------------------------------------------------------
   (10)     CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                        [ ]
--------------------------------------------------------------------------------
   (11)     PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            Approximately 0.4%
--------------------------------------------------------------------------------
   (12)     TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31567R100                   13G/A                 Page 16 of 28 Pages

--------------------------------------------------------------------------------
   (1)      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Peter A. Cohen
--------------------------------------------------------------------------------
   (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
   (3)      SEC USE ONLY
--------------------------------------------------------------------------------
   (4)      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)    SOLE VOTING POWER
                       0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)     SHARED VOTING POWER
                       300,000
OWNED BY       -----------------------------------------------------------------

EACH           (7)     SOLE DISPOSITIVE POWER
                       0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)     SHARED DISPOSITIVE POWER
                       300,000
--------------------------------------------------------------------------------
   (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            300,000
--------------------------------------------------------------------------------
   (10)     CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                        [ ]
--------------------------------------------------------------------------------
   (11)     PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            Approximately 0.4%
--------------------------------------------------------------------------------
   (12)     TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31567R100                   13G/A                 Page 17 of 28 Pages

--------------------------------------------------------------------------------
   (1)      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Morgan B. Stark
--------------------------------------------------------------------------------
   (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
   (3)      SEC USE ONLY
--------------------------------------------------------------------------------
   (4)      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)     SOLE VOTING POWER
                       0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)     SHARED VOTING POWER
                       300,000
OWNED BY       -----------------------------------------------------------------

EACH           (7)     SOLE DISPOSITIVE POWER
                       0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)     SHARED DISPOSITIVE POWER
                       300,000
--------------------------------------------------------------------------------
   (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            300,000
--------------------------------------------------------------------------------
   (10)     CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                        [ ]
--------------------------------------------------------------------------------
   (11)     PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            Approximately 0.4%
--------------------------------------------------------------------------------
   (12)     TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31567R100                   13G/A                 Page 18 of 28 Pages

--------------------------------------------------------------------------------
   (1)      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Thomas W. Strauss
--------------------------------------------------------------------------------
   (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
   (3)      SEC USE ONLY
--------------------------------------------------------------------------------
   (4)      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)     SOLE VOTING POWER
                       0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)     SHARED VOTING POWER
                       300,000
OWNED BY       -----------------------------------------------------------------

EACH           (7)     SOLE DISPOSITIVE POWER
                       0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)     SHARED DISPOSITIVE POWER
                       300,000
--------------------------------------------------------------------------------
   (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            300,000
--------------------------------------------------------------------------------
   (10)     CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                        [ ]
--------------------------------------------------------------------------------
   (11)     PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            Approximately 0.4%
--------------------------------------------------------------------------------
   (12)     TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31567R100                   13G/A                 Page 19 of 28 Pages

--------------------------------------------------------------------------------
   (1)      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Jeffrey M. Solomon
--------------------------------------------------------------------------------
   (2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                   (a) [X]
                                                                   (b) [ ]
--------------------------------------------------------------------------------
   (3)      SEC USE ONLY
--------------------------------------------------------------------------------
   (4)      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)     SOLE VOTING POWER
                       0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)     SHARED VOTING POWER
                       300,000
OWNED BY       -----------------------------------------------------------------

EACH           (7)     SOLE DISPOSITIVE POWER
                       0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)     SHARED DISPOSITIVE POWER
                       300,000
--------------------------------------------------------------------------------
   (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            300,000
--------------------------------------------------------------------------------
   (10)     CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                        [ ]
--------------------------------------------------------------------------------
   (11)     PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            Approximately 0.4%
--------------------------------------------------------------------------------
   (12)     TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31567R100                   13G/A                 Page 20 of 28 Pages


          This Amendment No. 2(this "Amendment") amends the statement on
Schedule 13G which was filed on January 12, 2004, as amended by Amendment No. 1 filed on February 6, 2004 (the "Schedule 13G") with respect to shares of common stock, par value $0.0001 per share (the "Common Stock") of Redback Networks Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the
Schedule 13G.

          This Amendment amends and restates items 2(a), 2(b), 2(c), 4, 5 and 8 in their entirety as set forth below.

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

            RCG Ambrose Master Fund Ltd.
            c/o Ramius Capital Group, L.L.C.
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Cayman Islands

            Ramius Securities, LLC
            c/o Ramius Capital Group, L.L.C.
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Delaware

            Ramius Master Fund, Ltd.
            c/o Ramius Capital Group, L.L.C.
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Cayman Islands

            RCG Halifax Fund, Ltd.
            c/o Ramius Capital Group, L.L.C.
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Cayman Islands

            Ramius Advisors, LLC
            c/o Ramius Capital Group, L.L.C.
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Delaware

            Ramius Capital Group, L.L.C.
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Delaware

            C4S & Co., L.L.C.
            c/o Ramius Capital Group, L.L.C.
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Delaware

            Peter A. Cohen
            c/o Ramius Capital Group, L.L.C.

CUSIP No. 31567R100                   13G/A                 Page 21 of 28 Pages


            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: United States

            Morgan B. Stark
            c/o Ramius Capital Group, L.L.C.
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: United States

            Thomas W. Strauss
            c/o Ramius Capital Group, L.L.C.
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: United States

            Jeffrey M. Solomon
            c/o Ramius Capital Group, L.L.C.
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: United States

          Note: RCG Latitude Master Fund, Ltd., Ramius, LP, RCG Baldwin, LP, RCG Carpathia Master Fund, Ltd., SPhinX Distressed (RCG Carpathia), Segregated Portfolio, RCG Crimson, LP, and RCG Asia Advisors, LLC are no longer Reporting Persons.

Item 4.   Ownership

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned:

               As of December 31, 2006, (i) RCG Ambrose Master Fund Ltd., a Cayman Islands company ("Ambrose") owns 39,000 shares of Common Stock, (ii) Ramius Master Fund, Ltd., a Cayman Islands company ("Ramius Master Fund"), owns 174,000 shares of Common Stock, (iii) Ramius Securities, L.L.C., a Delaware limited liability company ("Ramius Securities") owns 60,000 shares of Common Stock and (iv) RCG Halifax Fund, Ltd., a Cayman Islands company ("RCG Halifax"), owns 27,000 shares of Common Stock. In addition, (i) Ramius Advisors, LLC, a Delaware limited liability company ("Ramius Advisors") may be deemed to beneficially own 174,000 shares of Common Stock, and (ii) each of Ramius Capital Group, L.L.C., a Delaware limited liability company ("Ramius Capital"), C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), Peter A. Cohen ("Mr. Cohen"), Morgan B. Stark ("Mr. Stark"), Thomas W. Strauss ("Mr. Strauss") and Jeffrey M. Solomon ("Mr. Solomon") may be deemed to beneficially own all shares of Common Stock held by Ambrose, Ramius Master Fund, Ramius Securities and RCG Halifax, an aggregate number of 300,000 shares of Common Stock.

               Note: Ramius Capital is the investment manager of Ambrose and has the power to direct some of the affairs of Ambrose, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Ramius Capital is the investment advisor of RCG Halifax and has the power to direct some of the affairs of RCG Halifax, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Ramius Advisors is the investment manager of Ramius Master Fund and has the power to

CUSIP No. 31567R100                   13G/A                 Page 22 of 28 Pages


direct some of the affairs of Ramius Master Fund, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Ramius Capital is the sole member of Ramius Advisors. Ramius Securities is a broker dealer affiliated with Ramius Capital. Ramius Capital is the managing member of Ramius Securities. C4S is the managing member of Ramius Capital and in that capacity directs its operations. Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon are the managing members of C4S and in that capacity direct its operations. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any shares of Common Stock owned by another Reporting Person. In addition, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon disclaims beneficial ownership of the shares of Common Stock owned by Ambrose, Ramius Master Fund and Ramius Securities and the filing of this statement shall not be construed as an admission that any such person is the beneficial owner of any such securities.

          (b)  Percent of class:

               Based on the quarterly report on Form 10-Q filed by the Company on November 8, 2006, 69,679,310 shares of Common Stock were issued and outstanding as of October 31, 2006. Therefore, (i) Ambrose may be deemed to beneficially own approximately 0.05% of the outstanding shares of Common Stock,
(ii) each of Ramius Master Fund and Ramius Advisors may be deemed to beneficially own approximately 0.2% of the outstanding shares of Common Stock,
(iii) Ramius Securities may be deemed to beneficially own approximately 0.09% of the outstanding shares of Common Stock, (iv) RCG Halifax may be deemed to beneficially own approximately 0.04% of the outstanding shares of Common Stock and (v) each of Ramius Capital, C4S, Mr. Cohen, Mr. Stark, Mr. Strauss") and Mr. Solomon may be deemed to beneficially own approximately 0.4% of the outstanding shares of Common Stock.

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote:

                    See Item 4(a)

              (ii)  Shared power to vote or to direct the vote

                    See Item 4(a)

             (iii)  Sole power to dispose or to direct the disposition of

                    See Item 4(a)

              (iv)  Shared power to dispose or to direct
                    the disposition of

                    See Item 4(a)

Item 5.  Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following:   [X]

RCG Multi-Strategy Master Fund, Ltd. no longer exists.

CUSIP No. 31567R100                   13G/A                 Page 23 of 28 Pages



Item 8.   Identification and Classification of Members of the Group

               See Exhibit I

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of February 13, 2007, by and among Ambrose, Ramius Securities, RCG Latitude Master Fund, Ltd., RCG Halifax Fund, Ltd., Ramius, LP, RCG Baldwin, LP, RCG Carpathia Master Fund, Ltd., SPhinX Distressed (RCG Carpathia), Segregated Portfolio, RCG Crimson, LP, RCG Asia Advisors, LLC, Ramius Master Fund, Ramius Advisors, Ramius Capital, C4S, Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon.

Exhibit II: Power of attorney for Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon dated March 11, 2005.

CUSIP No. 31567R100                   13G/A                 Page 24 of 28 Pages


                                   SIGNATURES


          After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 13, 2007


RCG LATITUDE MASTER FUND, LTD.               RCG HALIFAX FUND, LTD.
By: Ramius Capital Group, LLC,               By: Ramius Capital Group, LLC,
    its Investment Advisor                       its Investment Advisor
By: C4S & Co., L.L.C.,                       By: C4S & Co., L.L.C.,
    its managing member                          its managing member

C4S & CO., L.L.C.                            RAMIUS, LP
                                             By: Ramius Advisors, LLC,
                                                 its Investment Advisor
                                             By: Ramius Capital Group, LLC,
                                                 its Managing Member
                                             By: C4S & Co., L.L.C.,
                                                 its managing member

RCG AMBROSE MASTER FUND, LTD.                RAMIUS MASTER FUND, LTD
By: Ramius Capital Group, L.L.C.,            By: Ramius Advisors, LLC,
    its investment manager                       its investment manager
By: C4S & Co., L.L.C.,                       By: Ramius Capital Group, L.L.C.,
    its managing member                          its sole member
                                             By: C4S & Co., L.L.C.,
                                                 its managing member

RCG BALDWIN, LP                              RCG CARPATHIA MASTER FUND, LTD.
By: Ramius Advisors, LLC,                    By: Ramius Capital Group, LLC,
    its Investment Advisor                       its Investment Advisor
By: Ramius Capital Group, LLC,               By: C4S & Co., L.L.C.,
    its Managing Member                          its managing member
By: C4S & Co., L.L.C.,
    its managing member

SPhinX Distressed (RCG Carpathia),           RCG CRIMSON, LP
Segregated Portfolio                         By: Ramius Capital Group, LLC,
By: Ramius Capital Group, LLC, its               its General Partner
portfolio manager                            By: C4S & Co., L.L.C.,
By: C4S & Co., L.L.C.,                           its managing member
    its managing member

RCG ASIA ADVISORS, LLC                       RCG SECURITIES, L.L.C.
By: Ramius Capital Group, LLC,               By: Ramius Capital Group, L.L.C.,
     its Managing Member                         its managing member
By: C4S & Co., L.L.C.,                       By: C4S & Co., L.L.C.,
     its managing member                         its managing member


RAMIUS ADVISORS, LLC                         RAMIUS CAPITAL GROUP, L.L.C
By: Ramius Capital Group, L.L.C.,            By: C4S & Co., L.L.C.,
    its sole member                              its managing member
By: C4S & Co., L.L.C.,
    its managing member

CUSIP No. 31567R100                   13G/A                 Page 25 of 28 Pages




                                             By: /s/ Jeffrey M. Solomon
                                                 ---------------------------
                                                 Name: Jeffrey M. Solomon
                                                 Title: Authorized Signatory


JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
-------------------------------------
Individually and as attorney-in-fact
for  Peter A. Cohen,
Morgan B. Stark and
Thomas W. Strauss

CUSIP No. 31567R100                   13G/A                 Page 26 of 28 Pages


                                                                       EXHIBIT I

                             JOINT FILING AGREEMENT

          In accordance with Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13G/A, and all amendments thereto, and that such statement and all amendments thereto, is made on behalf of each of them.

          IN WITNESS WHEREOF, the undersigned hereby executed this agreement on February 13, 2007.

RCG LATITUDE MASTER FUND, LTD.               RCG HALIFAX FUND, LTD.
By: Ramius Capital Group, LLC,               By: Ramius Capital Group, LLC,
    its Investment Advisor                       its Investment Advisor
By: C4S & Co., L.L.C.,                       By: C4S & Co., L.L.C.,
    its managing member                          its managing member

C4S & CO., L.L.C.                            RAMIUS, LP
                                             By: Ramius Advisors, LLC,
                                                 its Investment Advisor
                                             By: Ramius Capital Group, LLC,
                                                 its Managing Member
                                             By: C4S & Co., L.L.C.,
                                                 its managing member

RCG AMBROSE MASTER FUND, LTD.                RAMIUS MASTER FUND, LTD
By: Ramius Capital Group, L.L.C.,            By: Ramius Advisors, LLC,
    its investment manager                       its investment manager
By: C4S & Co., L.L.C.,                       By: Ramius Capital Group, L.L.C.,
    its managing member                          its sole member
                                             By: C4S & Co., L.L.C.,
                                                 its managing member

RCG BALDWIN, LP                              RCG CARPATHIA MASTER FUND, LTD.
By: Ramius Advisors, LLC,                    By: Ramius Capital Group, LLC,
    its Investment Advisor                       its Investment Advisor
By: Ramius Capital Group, LLC,               By: C4S & Co., L.L.C.,
    its Managing Member                          its managing member
By: C4S & Co., L.L.C.,
    its managing member

SPhinX Distressed (RCG Carpathia),           RCG CRIMSON, LP
Segregated Portfolio                         By: Ramius Capital Group, LLC,
By: Ramius Capital Group, LLC, its               its General Partner
portfolio manager                            By: C4S & Co., L.L.C.,
By: C4S & Co., L.L.C.,                           its managing member
    its managing member

RCG ASIA ADVISORS, LLC                       RCG SECURITIES, L.L.C.
By: Ramius Capital Group, LLC,               By: Ramius Capital Group, L.L.C.,
     its Managing Member                         its managing member
By: C4S & Co., L.L.C.,                       By: C4S & Co., L.L.C.,
     its managing member                         its managing member

CUSIP No. 31567R100                   13G/A                 Page 27 of 28 Pages


RAMIUS ADVISORS, LLC                         RAMIUS CAPITAL GROUP, L.L.C
By: Ramius Capital Group, L.L.C.,            By: C4S & Co., L.L.C.,
    its sole member                              its managing member
By: C4S & Co., L.L.C.,
    its managing member


                           By: /s/ Jeffrey M. Solomon
                               ---------------------------
                               Name: Jeffrey M. Solomon
                               Title: Authorized Signatory


JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
-------------------------------------
Individually and as attorney-in-fact
for  Peter A. Cohen,
Morgan B. Stark and
Thomas W. Strauss

CUSIP No. 31567R100                   13G/A                 Page 28 of 28 Pages


                                                                     EXHIBIT II

                                POWER OF ATTORNEY


          The undersigned hereby appoints Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon, or any of them, his true and lawful attorney-in fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto and any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's beneficial ownership of, or participation in a group with respect to, securities directly or indirectly beneficially owned by Ramius Capital Group, LLC or any of its affiliates, and granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. The authority of Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon, or any of them, under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or
Schedule 13Gs unless revoked earlier in writing.


Date:    March 11, 2005

                                             /s/ Peter A. Cohen
                                             -----------------------------------
                                             Peter A. Cohen



                                             /s/ Morgan B. Stark
                                             -----------------------------------
                                             Morgan B. Stark



                                             /s/ Thomas W. Strauss
                                             -----------------------------------
                                             Thomas W. Strauss



                                             /s/ Jeffrey M. Solomon
                                             -----------------------------------
                                             Jeffrey M. Solomon